EXHIBIT 99.2

BOAT HOLDINGS, LLC
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2017, AND INDEPENDENT AUDITOR'S REPORT

INDEPENDENT AUDITOR'S REPORT
To the Board of Managers and Members
Boat Holdings, LLC
Elkhart, Indiana

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Boat Holdings, LLC, and Subsidiaries and Affiliate which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, members’ (deficit) and cash flows for the year then ended and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our unqualified audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boat Holdings, LLC and Subsidiaries and Affiliate as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP
Elkhart, Indiana
June 19, 2018

BOAT HOLDINGS, LLC CONSOLIDATED BALANCE SHEET

December 31, 2017
Assets
Current assets:
Cash	$10,163,887
Trade receivables	4,463,958
Other receivables	1,847,977
Inventories	36,483,133
Prepaid expenses	953,682
Total current assets	53,912,637
Property and equipment, at depreciated cost	30,020,101
Goodwill	600,226
Intangible assets, net of amortization	3,724,509
Total assets	$88,257,473
Liabilities and Members’ (Deficit)
Current liabilities:
Current maturities of long-term debt	$11,511,388
Current portion of deferred revenue	1,957,143
Accounts payable	19,428,366
Accrued liabilities	21,720,611
Total current liabilities	54,617,508
Long-term debt, less current maturities	108,743,873
Deferred revenue, less current maturities	10,764,286
Commitments and contingencies (Note 13)
Members’ (deficit):
Class B Membership Interests	(39,285,484)
Class A Membership Interests	(24,862,687)
Class C Membership Interests	(5,069,099)
Class D Membership Interests	(10,138,203)
Class E Membership Interests	(10,138,203)
Noncontrolling interest	3,625,482
Total members’ (deficit)	(85,868,194)
Total liabilities and members’ (deficit)	$88,257,473

See notes to consolidated financial statements.

BOAT HOLDINGS, LLC. CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2017

Net sales	$560,901,860
Cost of goods sold	434,147,934
Gross profit	126,753,926
Selling, general, and administrative expenses	56,547,474
Operating income	70,206,452
Nonoperating income (expense):
Interest expense, net	(4,417,335)
Other	1,275,841
Net income	67,064,958
Less: noncontrolling interest in net income of subsidiary and affiliate	(1,148,232)
Net income attributable to Boat Holdings, LLC	$65,916,726

See notes to consolidated financial statements.

BOAT HOLDINGS, LLC CONSOLIDATED STATEMENT OF MEMBERS' (DEFICIT)

	Class B Membership Interests	Class A Membership Interests	Class C Membership Interests	Class D Membership Interests	Class E Membership Interests	Noncontrolling Interest	Total

Balance, December 31, 2016	$(1,235,195)	$(781,720)	$(159,383)	$(318,760)	$(318,760)	$4,117,908	$1,304,090
Net income	28,935,795	18,312,655	3,733,656	7,467,310	7,467,310	1,148,232	67,064,958
Distributions	(66,986,084)	(42,393,622)	(8,643,372)	(17,286,753)	(17,286,753)	(1,640,658)	(154,237,242)
Balance, December 31, 2017	$(39,285,484)	$(24,862,687)	$(5,069,099)	$(10,138,203)	$(10,138,203)	$3,625,482	$(85,868,194)

See notes to consolidated financial statements.

BOAT HOLDINGS, LLC CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2017
Cash flows from operating activities:
Net income	$67,064,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,103,894
Amortization of intangibles	649,767
Recognition of deferred revenue	(978,571)
Loss on disposal of equipment	92,510
Amortization of deferred financing costs	250,726
Change in fair value of interest rate swap	(404,323)
(Increase) decrease in:
Trade receivables	206,613
Inventories	(4,335,777)
Prepaid expenses and others receivables	(282,020)
Increase in:
Accounts payable	3,583,473
Accrued liabilities	3,012,924
Deferred revenue	13,700,000
Net cash provided by operating activities	85,664,174
Cash flows from investing activities:
Purchase of property and equipment	(4,582,014)
Proceeds from sale of certain equipment	58,000
Net cash (used in) investing activities	(4,524,014)
Cash flows from financing activities:
Proceeds from long-term borrowings	142,142,954
Principal payments on long-term borrowings	(68,953,754)
Principal payments on equipment notes payable	(120,607)
Distributions	(152,661,226)
Net cash (used in) financing activities	(79,592,633)
Increase in cash	1,547,527
Cash, beginning	8,616,360
Cash, ending	$10,163,887

See notes to consolidated financial statements.

BOAT HOLDINGS, LLC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

Note 1. Nature of Business, Principles of Consolidation, Noncontrolling Interest and Significant Accounting Policies
Nature of business: Boat Holdings, LLC is a holding company. Boat Holdings, LLC and Subsidiaries is collectively referred to as the “Company” in the notes to the consolidated financial statements.
Pontoon Boat, LLC d/b/a Bennington, is primarily engaged in the manufacture and marketing of pontoon boats for sale via its dealership network throughout the United States and Canada under the name “Bennington”, generally under terms of floorplan arrangements that are typical in the marine business. Bennington also sells optional equipment and replacement parts to its dealers.
Highwater Marine, LLC is primarily engaged in the manufacture of boats, including recreational cruisers, pontoons, deck boats and cuddys/bowriders for sale via its dealership network throughout the United States and Canada under the names “Rinker”, “Godfrey”, and “Hurricane” respectively, generally under terms of floorplan arrangements that are typical in the marine business. Highwater Marine, LLC also sells optional equipment and replacement parts to its dealers.
Pontoon Boat Disc Corporation and Pontoon-Highwater Disc Partners, LLC are interest charge domestic international sales corporations.
Marine Realty, LLC is a real estate company which leases real estate to Pontoon Boat, LLC d/b/a Bennington.
Reporting entity and principles of consolidation: The consolidated financial statements include the accounts of Boat Holdings, LLC (“Holdings”) and its wholly-owned subsidiaries, Pontoon Boat, LLC d/b/a Bennington, Pontoon Boat Disc Corporation, Pontoon-Highwater Disc Partners, LLC, a 90 percent owned subsidiary, Highwater Marine, LLC, and an affiliate, Marine Realty, LLC, collectively referred to as the Company.
Marine Realty, LLC exists for the sole purpose of leasing real estate to Pontoon Boat, LLC d/b/a Bennington and requires the financial support of Pontoon Boat, LLC d/b/a Bennington through lease agreements. Marine Realty, LLC doesn’t have the right to receive the expected residual returns as all lease payments received are assigned to Marine Realty’s lender for debt service costs. Management has determined that this relationship represents variable interests in Marine Realty, LLC. Pontoon Boat, LLC d/b/a Bennington is the primary beneficiary of the variable interest entity (“VIE”) which requires Marine Realty, LLC to be consolidated in accordance with accounting principles generally accepted in the United States of America. Accordingly, the financial statements of Marine Realty, LLC have been included in these consolidated financial statements.
All significant intercompany accounts and transactions between Holdings and subsidiaries and affiliates have been eliminated in consolidation.
Noncontrolling interest: Noncontrolling interest represents the portion of equity in Highwater Marine, LLC and in Marine Realty, LLC not attributable, directly or indirectly, to Holdings. The profit or loss derived from the noncontrolling interest in the performance of Highwater Marine, LLC and Marine Realty, LLC is allocated to the net income attributable to the noncontrolling interest in the 2017 consolidated statement of income.
Significant accounting policies:
Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash: The Company may have cash on deposit in financial institutions which, at times, may be in excess of FDIC insurance limits.
Trade receivables: Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables in the accompanying consolidated balance sheet at December 31, 2017 are stated net of an allowance for doubtful accounts of approximately $54,000 respectively. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days.
Inventories: Inventories are stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or net realizable value.

Advertising costs: The Company follows the policy of charging the costs of advertising to expense as incurred. For the year ended December 31, 2017, advertising expense totaling approximately $4,796,000, and is included in selling, general, and administrative expenses in the accompanying consolidated statement of income.
Depreciation: Depreciation of leasehold improvements is computed primarily by the straight-line method over the lesser of the remaining lease term or the estimated useful life. Depreciation of buildings and equipment is computed primarily by the straight-line method over the estimated useful life as follows:

Years
Leasehold improvements	Lease term
Land improvements	10-20
Buildings and improvements	20-40
Machinery and equipment	3-7
Furniture and fixtures	5-10
Tools and dies	3-7
Computer equipment	3-5
Expenditures for major betterments are capitalized, and expenditures for repairs and maintenance are charged to operations as incurred. When capitalized assets are retired or sold, the cost and related accumulated amortization is removed from the accounts, with any gain or loss reflected in operations.
Goodwill: The Company recognizes goodwill using the provisions prescribed in No. 2014-02 Intangibles - Goodwill and Other (Topic 350): Accounting for Goodwill. Goodwill results from a business acquisition and represents the excess of the purchase price over the fair value of the identifiable net assets acquired and liabilities assumed. The Company assesses its goodwill for impairment annually on December 31 of each year, as well as when an event triggering impairment may have occurred, by first assessing qualitative factors to determine whether it is more likely than not that the reporting unit’s fair value is less than its carrying amount. If this assessment indicates that fair value of the reporting unit is more likely than not to be less than book value, the Company performs a two-step impairment test. The first step tests for impairment, while the second step, if necessary, measures the impairment. If the fair value of the reporting unit is less than the carrying value of the net assets and related goodwill, the Company performs the second step to determine the amount of impairment loss, if any. The Company concluded that its goodwill was not impaired at December 31, 2017.
Intangibles and long-lived assets: In connection with business combinations in previous years, the Company has recorded intangible assets consisting primarily of trademarks and customer lists which are recorded based upon their initial fair market values at the date of acquisition. The intangible assets are amortized on the straight-line method, with no residual value, over their estimated useful lives.
The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net undiscounted cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived asset. The Company concluded that there was no impairment at December 31, 2017.
Deferred financing costs: Deferred financing costs are being amortized over the term of the related debt.
Fair value measurements: The Company uses a framework for measuring fair value of all financial instruments that are being measured and reported on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.
Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.
The application of valuation techniques applied to similar assets and liabilities has been consistent for all periods presented.
Fair value of financial instruments: The estimated fair values of the Company’s short-term financial instruments, including receivables and payables arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization.
The carrying value of the Company’s bank debt approximates fair value since the debt instruments contain variable interest rates.
The fair value of the interest rate swap (used for purposes other than trading) is the estimated amount the Company would pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the creditworthiness of the counterparty for assets and creditworthiness of the Company for liabilities.
Derivative financial instruments: All derivative financial instruments are recognized as either assets or liabilities at their fair value in the consolidated balance sheets with the changes in the fair value reported in current period earnings. These instruments are included in accrued liabilities in the accompanying consolidated balance sheets and the change in the fair value is recorded as a component of interest expense on the consolidated statements of income.
Warranties: The Company provides a limited warranty for its products. The Company's standard warranties require the Company or its dealers to repair or replace defective products during such warranty period at no cost to the consumer. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends to assist in determining the appropriate expense accrual.
Changes in the Company's accrued warranty liability during the year ended December 31, 2017 is as follows:

Balance, beginning	$8,264,267
Accruals for products sold	9,585,776
Payments made	(6,999,494)
Balance, ending	$10,850,549
Revenue recognition: The Company generally manufactures product based on specific orders from customers and generally ships completed product only after receiving credit approval from the floorplan source or terms of COD. Revenue is primarily recorded when all of the following conditions have been met: an order for a product has been received, a common carrier signs the delivery ticket accepting responsibility for the product, and the product is removed from the Company’s property for delivery. These conditions are primarily met when title passes, which is when boats are shipped to dealers in accordance with shipping terms. Dealers generally have no rights to return unsold boats. From time to time, however, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy, which generally limits returns to instances of manufacturing defects. The Company estimates the costs that may be incurred under its basic limited warranty and records as a liability the amount of such costs at the time the product revenue is recognized. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The Company accrues estimated losses when a loss, due to the default of one of its dealers, is determined to be probable and the amount of the loss is reasonably estimable.
As part of boat sales, dealers typically order engines for the boats. The Company generally arranges for the outboard engines to be shipped direct to the dealer from the engine manufacturer and revenue is recognized upon invoicing at the time the engines are shipped to the dealer.
Dealer incentives: The Company provides for various structured dealer rebate and sales promotions incentives, which are recognized as a reduction in net sales, at the time of sale to the dealer. Examples of such programs include rebates, promotional co-op arrangements and other allowances. Dealer rebates and sales promotion expenses are estimated based on current programs and historical achievement and/or usage rates. Actual results may differ from these estimates if market conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends.

New accounting pronouncements: In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. The updated standard will be effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the patterns of expense recognition in the consolidated income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is evaluating the impact of adoption of the new standard will have on the Company’s consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on January 1, 2022. ASU 2017-04 must be applied prospectively with early adoption permitted. The adoption of ASU 2017-04 is not expected to have a material impact on the consolidated financial statements.
Subsequent events: The Company has evaluated subsequent events for potential recognition and/or disclosure through June 19, 2018, the date the consolidated financial statements were available to be issued.
On May 30, 2018, the Company signed a definitive agreement to be acquired by Polaris Industries Inc. valued at a net present value of approximately $805,000,000.

Note 2. Inventories
Inventories at December 31, 2017 are as follows:

Raw materials	$22,206,882
Work in process	3,870,066
Finished goods	6,560,178
Engines	3,846,007
$36,483,133
Inventories above at December 31, 2017 are stated net of a reserve of approximately $1,614,000.

Note 3. Property and Equipment
Property and equipment at December 31, 2017 is as follows:

Land and improvements	$4,216,866
Buildings and improvements	17,837,467
Leasehold improvements	5,678,623
Machinery and equipment	6,375,578
Furniture and fixtures	1,669,928
Tools and dies	3,967,190
Computer equipment	3,530,956
Construction in progress	652,872
43,929,480
Less accumulated depreciation	13,909,379
$30,020,101

Note 4. Intangible Assets

Intangible assets at December 31, 2017 is as follows:

	Cost	Accumulated Amortization	Net Book Value	Useful Lives

Trade names	$4,646,513	2,271,995	$2,374,518	6-15 Years
Customer list	1,800,000	450,009	1,349,991	6 Years
	$6,446,513	$2,722,004	$3,724,509
Amortization expense recognized on intangible assets was approximately $650,000 for the year ended December 31, 2017.
Approximate annual amortization for intangible assets for the years ending December 31, 2018 through 2022 and thereafter is as follows:

2018	$650,000
2019	650,000
2020	650,000
2021	592,000
2022	416,000
Thereafter	766,509
$3,724,509

Note 5. Accrued Liabilities
Accrued liabilities at December 31, 2017 consist of the following:

Warranty	$10,850,549
Payroll and other related expenses	1,929,705
Dealer interest reimbursement	1,822,957
Insurance	740,183
Property taxes	809,831
Accrued dealer incentives	2,732,963
Distributions	2,273,399
Other	561,024
$21,720,611

Note 6. Line of Credit, Notes Payable and Pledged Assets
Long-term debt at December 31, 2017 consist of the following:

Term loan (1) (2)	$105,640,093
Line of credit (3)	16,000,000
Capital lease	231,734
121,871,827
Less unamortized debt finance costs	1,616,566
Less current maturities	11,511,388
$108,743,873

1.
The Company had a term note with a bank, due in quarterly principal payments of $1,908,083, plus monthly interest payments at LIBOR plus the “applicable rate” as defined by the agreement and was set to expire on October 2, 2020. During 2017, the Company renegotiated the terms of this loan agreement with the same bank. The Company’s revised term loan bears interest at LIBOR (1.6 percent at December 31, 2017) plus an applicable margin set by the bank (2.5 percent at December 31, 2017). The term loan requires quarterly principal payments of approximately $2,802,000 and matures in April 2022, at which time a balloon payment of approximately $56,051,000 is due. The loan is collateralized by substantially all assets of the Company and is subject to certain covenants including a leverage ratio and a fixed charge coverage ratio. On December 31, 2017, $103,494,011 was outstanding.

2.	The Company has a term loan that requires monthly payments of approximately $42,000, including monthly interest payments at LIBOR (1.6 percent at December 31, 2017), plus 2.65 percent, maturing in June 2022, at which time a balloon payment of approximately $93,000 is due, of which $2,146,082 was outstanding as of December 31, 2017. The loan is collateralized by substantially all assets of the Company and is subject to certain non-financial covenants.

3.
The Company has a $40,000,000 revolving line of credit with a bank, $16,000,000 of which was outstanding at December 31, 2017. Borrowings against the line of credit bear interest at LIBOR (1.6 percent at December 31, 2017) plus an applicable margin set by the bank (2.5 percent at December 31, 2017). The revolving line of credit is subject to certain covenants including a leverage ratio and a fixed charge coverage ratio. The borrowings are collateralized by substantially all assets of the Company and are due in April 2022.

Approximate aggregate maturities of outstanding debt in accordance with the agreements described above for the years ending December 31, 2018 through 2022 are as follows:

2018	$11,511,000
2019	11,723,000
2020	11,720,000
2021	11,722,000
2022	75,195,827
$121,871,827

Note 7. Interest Rate Swap
The Company maintains an interest rate risk management strategy that uses interest rate swap derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest-rate volatility.
The Company's specific goal is to lower (where possible) the cost of its borrowed funds. The Company has an interest rate swap agreement with the bank which has an amortizing notional principal amount of approximately $29,391,000 at December 31, 2017, maturing September 2020. Under the swap agreement, the Company pays interest at a fixed rate of 1.85 percent and receives interest at a variable rate equal to 30 day LIBOR (1.6 percent at December 31, 2017) based on the notional amount. Both the debt and the swap require payments to be made quarterly. The one-month LIBOR rate on each reset date determines the variable portion of the interest rate swap for the following quarter.
The Company is exposed to credit loss in the event of nonperformance by the counter party to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counter party. The Company has chosen to recognize the change in the fair value of the interest rate swap in the consolidated statement of income as a component of interest expense. The total fair value of the asset (liability) derivative instrument of approximately $73,000 (a Level 3 liability) at December 31, 2017, and is included within accrued liabilities in the accompanying consolidated balance sheet at December 31, 2017. For the year ended December 31, 2017, the Company recognized income of approximately $404,000 in the accompanying consolidated statement of income related to the change in the fair value of the interest rate swap.

Note 8. Unearned Revenue
On July 1, 2017, the Company entered into a seven year exclusive floor planning arrangement with a finance company. In exchange for exclusivity, the finance company agreed to an incentive cash payment of $13,700,000 paid to the Company at the date of execution of the agreement. The Company is recognizing revenue from the incentive payment on a pro-rata basis over the term of the agreement. For the year ended December 31, 2017, the Company recognized approximately $979,000 of income in the accompanying consolidated statement of income.
Approximate unearned revenue to be recognized in income for the years ending December 31, 2018 through 2022 and thereafter are as follows:

2018	$1,957,000
2019	1,957,000
2020	1,957,000
2021	1,957,000
2022	1,957,000
Thereafter	2,936,000
$12,721,000

Note 9. Income Taxes
The Company is taxed in accordance with the partnership sections of the Internal Revenue Code and a similar section of the state tax laws which provide that, in lieu of income taxes, the members account for their proportionate shares of the LLC's items of income, deductions, losses, and credits. However, the Company anticipates making or has made distributions for member income taxes resulting from taxable income generated by the Company.
On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (TCJA) tax reform legislation. This legislation makes significant changes in U.S. tax law including numerous changes to individual tax rules, a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. Since the Company is a pass-through entity, the passing of the TCJA will not impact the Company.
Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of ASC 740-10. The Company is no longer subject to tax examinations by the U.S. federal, state or local tax authorities for years before 2014.

Note 10. Members' (Deficit)
The Company is a limited liability company. Under the terms of the limited liability agreement, the Company is authorized to establish a capital account for each member equal to the member's initial capital contribution. Member's ownership interests in the Company are represented by membership interests. The total number of membership interests that the Company has authority to issue is 12,358,334, classified as 3,433,334 Class A Membership Interests, 5,425,000 Class B Membership Interests, 700,000 Class C Membership Interests, 1,400,000 Class D Membership Interests, and 1,400,000 Class E Membership Interests. On December 31, 2017, all Classes of Membership Interests were issued and outstanding.
Effective January 1, 2016 Holdings amended the operating agreement of Highwater Marine, LLC such that certain management members were granted Class M units representing a 10 percent interest in Highwater Marine, LLC which were immediately vested. The fair value of these granted units, determined to be $529,000 at the date of grant, is included in the noncontrolling interest in the accompanying consolidated financial statements.
The Operating Agreement provides for specific allocation of income and losses to the various membership interests based upon taxable income under the Internal Revenue Code. The allocation of income and losses for consolidated financial statement purposes has been made based upon the same allocation methods; however, there are significant differences in determination of income and loss for financial reporting and tax reporting. The significant differences between financial reporting and the tax basis of reporting income and losses are the amortization of goodwill and intangibles, depreciation of fixed assets, the deduction of acquisition costs, and the expensing of certain prepaid expenses and accruals.
In connection with the liquidation and dissolution of the Company, the Operating Agreement provides for certain allocations of income and distribution rights which require distributions in the following order:

•	To the holders of Class B Membership Interests of $1.00 and $0.50 per membership interest outstanding.

•	Pro rata to the holders of Class A and B Membership Interests of the next $7,370,000.

•	Pro rata to the Class A, B, and C Membership Interests of the next $13,170,000.

•	Pro rata to the Class A, B, C, and D Membership Interests of the next $20,640,000.

•	All remaining distributions pro rata to the Class A, B, C, D, and E Membership Interests.

Note 11. Leases, Note Receivable and Related Party Transactions
Pontoon Boat, LLC leases its facilities from Marine Realty, LLC, a variable interest entity (as described in Note 1), under a verbal month-to-month lease. The leases provide that the lessee pay all property taxes, insurance and maintenance plus monthly rentals of approximately $64,000.
Pontoon Boat, LLC also leases various vehicles and equipment with monthly payments totaling approximately $19,000 under operating leases expiring at various dates through July 2021. As of December 31, 2017, approximate minimum future lease and rentals under the noncancelable operating agreements are as follows:

During the year ending December 31,
2018	$152,000
2019	102,000
2020	69,000
2021	29,000
2022	18,000
Thereafter	14,000
$384,000

Note 12. Variable Interest Entity
The Pontoon Boat, LLC is the primary beneficiary of and consolidates the related party Marine Realty, LLC which is considered a variable interest entity (“VIE”). The Company would absorb more than a significant amount of the VIE’s expected losses based on leasing and guarantee agreements as discussed in Note 1. Through the lease agreement, the Company controls the significant activities of the VIE.
For no consideration, the Company has agreed to guarantee certain long-term debt of the VIE. The Company’s maximum exposure under these guarantees was approximately $2,197,000 as of December 31, 2017. The details of these debt instruments are included in Note 6 to the consolidated financial statements. The Company can be required to perform these guarantees in the event of nonpayment of these arrangements by the VIE. In the event the Company would be required to pay the entire guaranteed amount, the value of the assets pledged on the bank debt would be available to liquidate and recover some or all of the amounts paid. However, any decision to liquidate the collateral would be made after an evaluation of the circumstances at the time and the amount of any recovery available to the Company is not currently estimable.
The following table shows the approximate significance of the VIE:

Cash	$315,290
Prepaid expenses	28,901
Property and equipment, net	6,014,967
$6,359,158

Current maturities of long-term debt	423,231
Accrued liabilities	621,799
Long-term debt, less current maturities	2,729,982
Noncontrolling interest	2,584,146
$6,359,158

Net income	$336,502

Note 13. Commitments and Contingencies
Repurchase agreements: In connection with the wholesale floorplan financing of boats, the Company has entered into repurchase agreements with lending institutions. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institutions through payment date by the dealer, generally not exceeding 900 days. The outstanding obligation under this agreement was approximately $147,408,000 at December 31, 2017. Such agreements are customary in the industry and the Company’s exposure to loss under such agreements is limited by the resale value of the inventory and related costs to sell the unit which is required to be repurchased.
The reserve methodology used to record an estimated expense and loss reserve in each accounting period is based upon the Company’s repurchase history. Subsequent to the inception of the repurchase commitment, the Company evaluates the likelihood of repurchase and adjusts the estimated loss reserve and related income statement account accordingly. Potential increases in losses may result from any market difficulties in the marine industry. If the Company were obligated to repurchase a significant number of units under any repurchase agreement, its business, operating results and financial condition could be adversely affected. At December 31, 2017, the Company determined that no reserve was necessary related to these agreements.
Inventory purchase commitment: On June 23, 2017, the Company entered into a ten year purchase commitment with an engine manufacturer, whereby the Company makes variable annual purchase commitments which determine the Company’s engine discount percentage. Additionally, the Company is subject to an aggregate minimum purchase commitment over the life of the agreement. If the minimum purchase amount in any given year is not met, the Company is subjected to a 1 percent shortfall penalty, whereby the penalty is withheld from future discounts to the extent available. If no funds are available, the Company is required to remit payment within 60 days of the shortfall. The Company has committed to purchase volume between $50,000,000 and $125,000,000 during the first year of the agreement. The agreement also contains a provision allowing the Company to terminate the agreement at any time. In the event the Company exercises this option, the Company is required to pay a 3.5 percent shortfall penalty on the aggregate ten year commitment.
In connection with the sale of assets utilized to manufacture boat furnishings in January 2016, the Company entered into an agreement with the buyer whereby the Company committed to purchase a minimum amount of goods and services used in the Company’s normal operations for an initial term of five years. The total future minimum purchase obligation over the term of the agreement is approximately $122,102,000. If the minimum purchase amount over the period of the agreement is not met, the Company is required to remit a payment to the buyer equal to 10 percent of the shortfall within 30 days after the date of expiration of the agreement. The agreement does include a clause stating if industry retail sales decrease by certain stated percentages in the agreement over the 5 year period, the Company will be granted additional years to meet the aggregate purchase commitment as defined in the agreement.
Self-insured plans: Pontoon Boat, LLC participates in a partially self-insured employee health plan. Under the plan, Pontoon Boat, LLC is responsible for health insurance liabilities of up to $100,000 per claim and an aggregate limit based on total participants. The total annual aggregate liability was approximately $3,740,244 at December 31, 2017. The excess loss portion of the coverage has been reinsured with a commercial carrier.
Highwater Marine, LLC participates in a partially self-insured employee health plan. Under the plan, Highwater Marine, LLC is responsible for health insurance liabilities of up to $150,000 per participant per plan year and an aggregate limit which is calculated based on the number of participants. The excess loss portion of the coverage has been reinsured with a commercial carrier.
Total expense incurred by the Company under these plans for the year ended December 31, 2017 was approximately $5,041,000.
Employee 401(k) plan: Pontoon Boat, LLC and Highwater Marine, LLC both have a defined contribution retirement plan, more commonly known as a 401(k) plan covering all eligible employees, as defined by the Plans’ document. The Company may make discretionary contributions as determined annually by the Board, not to exceed the amount allowed under applicable tax laws. Contributions made by Pontoon Boat, LLC totaled approximately $196,000 for the year ended December 31, 2017. There were no contributions by Highwater Marine, LLC for the year.

Note 14. Related Party Management Fee Agreement
The Company has a management agreement with a related party of one of its members which may be terminated at any point, provided that either of the parties breaches the terms of the agreement. Under the agreement, the Company is required to pay a management fee equal to the greater of $100,000 or 3 percent of earnings before interest, income taxes, depreciation and amortization subject to an annual maximum of $200,000 plus out-of-pocket expenses. Total management fees for the year ended December 31, 2017 was approximately $200,000.

Note 15. Litigation
The Company has various claims and pending legal proceedings that generally involve terms and conditions of contract agreements and employment issues. While the outcome of these claims and proceedings cannot be predicted with any certainty, these matters are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company. In the opinion of management, the ultimate dispositions of such proceedings are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Note 16. Cash Flow Information
Supplemental information relative to the statements of cash flows for the year ended December 31, 2017 is as follows:

Supplemental disclosures of cash flows information:
Cash payments for interest	$4,490,527

Dividends accrued, not paid	$2,273,399